Exhibit 99.1

       Pain Therapeutics Announces Third Quarter 2004 Financial Results

    SOUTH SAN FRANCISCO, Calif., Oct. 19 /PRNewswire-FirstCall/ --
Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the three and nine months ended September 30, 2004.

    The net loss for the quarter ended September 30, 2004 was $9.2 million, or $0.26 per share, compared to a net loss of $6.0 million, or $0.21 per share in the third quarter of 2003. The net loss for the nine months ended September 30, 2004 was $28.5 million, or $0.80 per share, compared to a net loss of $14.9 million, or $0.54 per share for nine months ended September 30, 2003.

    Cash, cash equivalents and marketable securities totaled $53.6 million at September 30, 2004. This amount excludes proceeds from a recently completed $58 million public offering.

    "Our financial results tie into the successful completion of clinical and corporate milestones," said Remi Barbier, president and chief executive officer. "Even though we now have more money in the bank as a result of our recent public offering, we intend to maintain fiscal discipline throughout the organization. We see no change in financial guidance for 2004. We continue to believe our cash requirements for 2004 will be approximately $37 million, plus or minus 10 percent."

    Research and development expenses for the third quarter of 2004 increased to $8.5 million from $5.4 million for the same three-month period in 2003. Research and development expenses for the nine months ended September 30, 2004 increased to $26.2 million from $12.9 million for the same nine-month period in 2003. The increase in research and development expenses was primarily due to costs related to the Phase III clinical programs with Oxytrex(TM) and PTI-901 as well as the continued development of Remoxy(TM).

    General and administrative expenses for the second quarter of 2004 increased to $0.9 million from $0.7 million for the same period in 2003. General and administrative expenses for the nine months ended September 30, 2004 increased to $2.9 million from $2.5 million for the same period in 2003.

    About Pain Therapeutics, Inc.

    We are a biopharmaceutical company that develops novel drugs. Our drugs target severe chronic pain, such as pain associated with osteoarthritis, low-back pain or irritable bowel syndrome. We have three unique drug candidates in clinical development: Oxytrex, Remoxy and PTI-901. Our two most advanced drugs, Oxytrex and PTI-901, are in Phase III clinical trials. We believe the target market for our three drug candidates exceeds $3 billion per year. We currently retain commercial rights to our drug candidates.

    For more information please visit our website at www.paintrials.com.

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the Company's expected cash requirements in 2004 and through late-stage development of its drug candidates, the potential benefits of the Company's drug candidates, and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission, including its prospectus supplement dated October 6, 2004.

                           PAIN THERAPEUTICS, INC.
                       (A Development Stage Enterprise)
                      CONDENSED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)
                                 (Unaudited)

                                  Three Months Ended       Nine Months Ended
                                     September 30,            September 30,
                                   2004       2003          2004       2003
    Operating expenses (1):
      Research and development    $8,547     $5,358      $26,224    $12,861
      General and
       administrative                861        735        2,904      2,456
        Total operating
         expenses                  9,408      6,093       29,128     15,317
        Operating loss            (9,408)    (6,093)     (29,128)   (15,317)
    Other income:
      Interest income                177        124          668        385
      Net loss                   $(9,231)   $(5,969)    $(28,460)  $(14,932)
    Basic and diluted loss
     per common share             $(0.26)    $(0.21)      $(0.80)    $(0.54)
    Weighted-average shares
     used in computing basic
     and diluted loss per
     common share                 35,594     27,999       35,507     27,502

    (1) Included in research and development and general and administrative expenses are stock based compensation expenses of $20 thousand and ($27) thousand for the three-month periods ended September 30, 2004 and 2003, respectively, and $332 thousand and $60 thousand for the nine-month periods ending September 30, 2004 and 2003, respectively.

                           PAIN THERAPEUTICS, INC.
                       (A Development Stage Enterprise)
                                BALANCE SHEETS
                                (in thousands)

                                                September 30,    December 31,
                                                   2004             2003(2)
                                                (Unaudited)
    Assets
    Current assets:
      Cash, cash equivalents and
       marketable securities                      $53,559         $77,429
      Prepaid expenses                                415           1,321
        Total current assets                       53,974          78,750
    Property and equipment, net                     1,753           1,688
    Other assets                                       75              75
        Total assets                              $55,802         $80,513
    Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable                               $831          $2,231
      Accrued development expense                   5,780           1,210
      Accrued compensation and benefits               375             369
      Other accrued liabilities                       141             141
        Total liabilities                           7,127           3,951
    Stockholders' equity:
      Common stock                                     36              35
      Additional paid-in-capital                  151,469         150,732
      Deferred compensation                            --              (7)
      Accumulated other comprehensive
       income (loss)                                 (122)             50
      Deficit accumulated during the
       development stage                         (102,708)        (74,248)
        Total stockholders' equity                 48,675          76,562
        Total liabilities and stockholders'
         equity                                   $55,802         $80,513

    (2) Derived from audited financial statements.

SOURCE  Pain Therapeutics, Inc.
    -0-                             10/19/2004
    /CONTACT: Christi Waarich, Senior Manager of Investor Relations of Pain Therapeutics, Inc., +1-650-825-3324, or cwaarich@paintrials.com; or media, Kathy Nugent, Ph.D. of Burns McClellan, +1-212-213-0006, for Pain
Therapeutics, Inc./
    /Web site:  http://www.paintrials.com /
    (PTIE)

CO:  Pain Therapeutics, Inc.
ST:  California
IN:  BIO HEA MTC
SU:  ERN